UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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NEUROBIOLOGICAL TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEUROBIOLOGICAL TECHNOLOGIES, INC.
2000 Powell Street, Suite 800
Emeryville, CA 94806
(510) 595-6000

October 9, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Neurobiological Technologies, Inc. (the “Company”). The meeting will be held at the Grand Hyatt San Francisco, 345 Stockton Street, San Francisco, California, on Thursday, November 13, 2008, at 10:00 a.m., local time.

The matters to be considered at the meeting are described in detail in the attached proxy statement. We will also report on the activities of the Company immediately following the meeting, and you will have an opportunity to submit questions or comments on matters of interest to stockholders generally. Included with the proxy statement is a copy of the Company’s 2008 Annual Report to Stockholders for the fiscal year ended June 30, 2008.

Please use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. Regardless of whether you plan to attend the meeting, I urge you to vote your proxy as soon as possible. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person, and may save the Company from incurring additional proxy solicitation costs.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

/s/  Paul E. Freiman

Paul E. Freiman
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR
GENERAL INFORMATION
PROPOSAL NO. 1
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.
BOARD MEETINGS AND COMMITTEES
EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
OTHER BUSINESS
STOCKHOLDER PROPOSALS
ANNUAL REPORT
HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS
AUDIT COMMITTEE CHARTER (Adopted by the Board of Directors on September 11, 2008)

NEUROBIOLOGICAL TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, November 13, 2008

We will hold our 2008 Annual Meeting of Stockholders (the “Annual Meeting”) at the Grand Hyatt San Francisco, 345 Stockton Street, San Francisco, California, on Thursday, November 13, 2008, at 10:00 a.m. local time for the following purposes:

1. To elect three Class III directors, as nominated by our Board of Directors, to hold office until the 2011 Annual Meeting of Stockholders.

2. To ratify the selection of Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009.

3. To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Proposal 1 relates solely to the election of three Class III directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

Only stockholders of record at the close of business on September 30, 2008 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

We cordially invite each of our stockholders to attend and vote at the Annual Meeting in person. However, to assure your representation at the Annual Meeting, we urge you to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage prepaid envelope. Any stockholder attending the meeting may vote in person even if he or she returns a proxy.

By Order of the Board of Directors,

/s/  Stephen C. Ferruolo

Stephen C. Ferruolo
Secretary

Emeryville, California
October 9, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY. A MAJORITY OF THE SHARES MUST BE REPRESENTED AT THE MEETING, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM. IF YOU PLAN TO ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU SEND IN YOUR PROXY.

NEUROBIOLOGICAL TECHNOLOGIES, INC.
2000 Powell Street, Suite 800
Emeryville, CA 94806
(510) 595-6000

PROXY STATEMENT FOR
2008 ANNUAL MEETING OF STOCKHOLDERS
November 13, 2008, 10:00 a.m., local time

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Neurobiological Technologies, Inc. (the “Company”) for use at the Company’s 2008 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Thursday, November 13, 2008, at 10:00 a.m., local time. The meeting will be held at the Grand Hyatt San Francisco, 345 Stockton Street, San Francisco, California. This proxy statement and the accompanying form of proxy will be mailed to our stockholders on or about October 9, 2008.

The purposes of the annual meeting are to elect three Class III directors, as nominated by our Board of Directors, and to ratify the appointment of the Company’s independent registered public accounting firm. Only stockholders of record at the close of business on September 30, 2008 (the “record date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the record date, 26,924,124 shares of Common Stock, par value $0.001 per share (“Common Stock”), were issued and outstanding, and 494,000 shares of Series A Preferred Stock, par value $0.001 per share (“Preferred Stock”), were issued and outstanding. Each share of Common Stock is entitled to one vote on all matters to be voted upon at the annual meeting. Each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted on the record date, which is one (1) share of Common Stock for every seven (7) shares of Preferred Stock. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of capital stock on the record date will constitute a quorum for the transaction of business at the Annual Meeting and any adjournment or postponement thereof.

We will provide copies of this proxy statement, notice of annual meeting and accompanying materials to brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may solicit proxies by telephone, facsimile or personal solicitation. We will not pay additional compensation for any of these services. In addition, we may retain a proxy solicitation firm or other third party to assist us in collecting or soliciting proxies from our stockholders. We expect that the costs of these services, exclusive of out-of-pocket costs, will not exceed $10,000.

Abstentions and Broker Non-Votes

If your shares are held in your name, you must either return the enclosed proxy card or attend the Annual Meeting in person in order to vote on the proposals. If your shares are held through a brokerage firm, bank or other institution and you do not return your proxy, the brokerage firm, bank or other institution holding your shares may vote your shares for you or may return a proxy leaving your shares unvoted (a “broker non-vote”).

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but their effect on the outcome of the proposals will vary depending on the vote required to approve each proposal. With respect to Proposal No. 1, directors will be elected by a plurality vote, which means that abstentions and broker non-votes will be disregarded and will have no effect on the outcome. Proposal No. 2 must be approved by a majority of the shares present and entitled to vote either in person or by proxy. As a result, abstentions will have the same effect as a vote against that proposal and broker non-votes will have no effect on the outcome of the proposal.

Proxy Requirements and Voting of Proxies

In order for a proxy to be effective, it must be properly executed and received prior to the close of voting at the Annual Meeting or any adjournment or postponement thereof. Each proxy properly tendered will, unless otherwise directed by the stockholder, be voted for each of the nominees for director set forth in Proposal No. 1, for the ratification of the selection of Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm as set forth in Proposal No. 2 and at the discretion of the proxy holders with regard to all other matters that may properly come before the Annual Meeting. As of the date of this proxy statement, the Company was unaware of any other matters that are expected to come before the meeting. Any stockholder of record may attend the Annual Meeting in person and may revoke the enclosed proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy;

•	delivering a written revocation to the corporate secretary before the meeting; or

•	voting in person at the Annual Meeting.

If you hold shares of our stock through a brokerage firm, bank or other institution, you must contact that institution in order to revoke or change your proxy or to vote at the Annual Meeting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of seven directors. We have a classified Board of Directors consisting of three Class III directors, two Class I directors and two Class II directors (all listed below), who will serve until the annual meetings of stockholders to be held in 2008, 2009 and 2010, respectively, and until their respective successors are duly elected and qualified, unless they resign or their seats become vacant due to death, removal or other cause in accordance with the bylaws of the Company. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates. The terms of the Class III directors will expire on the date of the upcoming Annual Meeting. Accordingly, three persons are to be elected to serve as Class III directors of the Board of Directors at the Annual Meeting.

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of the current Class III members of the Board of Directors, Abraham D. Cohen, Paul E. Freiman and F. Van Kasper, and recommended that they be reelected to the Board of Directors. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee(s) as the Board of Directors may recommend. The proxy holders cannot vote for more than three persons. If a quorum is present and voting, the three nominees for Class III director receiving the highest number of votes will be elected as Class III directors.

Nominating Process

Each of the nominees for director was recommended by the Nominating and Corporate Governance Committee of the Board of Directors and each nominee is an incumbent director. In recommending these nominees, the Nominating and Corporate Governance Committee considered their experience, skills, judgment, integrity and understanding of the Company’s business and prospects. Additionally, following the retirement of Drs. Cape and Callaway in fiscal 2008, the Nominating and Corporate Governance Committee has determined that it would be beneficial to have one or more directors with a medical or relevant science background and additional pharmaceutical or biotechnology industry experience. In anticipation of the Annual Meeting, the Nominating and Corporate Governance Committee also wrote to the Company’s largest institutional investors, asking for suggested potential nominees to serve on the Company’s board of directors. No persons were nominated by these stockholders. This year, the Nominating and Corporate Governance Committee also considered the two stockholder nominations that were received, and concluded that these candidates did not have the medical or relevant science background that the Nominating and Corporate Governance Committee believes would be beneficial. It is the policy of the Nominating and Corporate Governance Committee to consider stockholder nominees using the same criteria that are used to assess candidates nominated by the Company. Additional information regarding the Nominating and Corporate Governance Committee’s policies and procedures for handling stockholder nominees is provided below under the caption “Stockholder Proposals.”

Vote Required

The three nominees who receive the greatest number of affirmative votes of the shares present and entitled to vote in person or by proxy will be elected as Class III directors. Neither the holders of Common Stock nor the holders of Preferred Stock have the right to cumulative voting in the election of directors. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors, except to the extent that the failure to vote for an individual will result in other nominees receiving a larger proportion of the votes cast. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of the nominees named in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE NOMINEES LISTED BELOW.

The following table sets forth both the nominees to be voted upon at the Annual Meeting, as well as the continuing directors, the year each such nominee or continuing director was first elected a director, the age of each nominee and continuing director, the positions with the Company currently held by each nominee and continuing director, the year each nominee or continuing director’s current term will expire and each nominee and continuing director’s current class:

			Year Current
		Position(s) with	Term	Current Class of
Nominee or Director’s Name and Year First Became a Director	Age	the Company	Will Expire	Director

Nominees for Class III Directors:
Abraham D. Cohen (1993)	72	Chairman of the Board of Directors	2008	III
Paul E. Freiman (1997)	74	President, Chief Executive Officer and Director	2008	III
F. Van Kasper (2004)	71	Director	2008	III
Continuing Directors:
Theodore L. Eliot, Jr. (1992)	80	Director	2009	I
William A. Fletcher (2007)	61	Director	2009	I
Abraham D. Sofaer (1997)	70	Director	2010	II
John B. Stuppin (1988)	75	Director	2010	II

Class III Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting

The following persons have been nominated by the Company to be elected as Class III directors at the 2008 annual meeting.

Abraham E. Cohen has served as a director of the Company since March 1993 and has been Chairman of the Board since August 1993. From 1982 to 1992, Mr. Cohen served as Senior Vice President of Merck & Co., or Merck, and from 1977 to 1988 as President of the Merck Sharp & Dohme International Division, or MSDI. While at Merck, he played a key role in the development of Merck’s international business, initially in Asia, then in Europe and, subsequently, as President of MSDI, which manufactures and markets human health products outside the United States. Since his retirement from Merck and MSDI in January 1992, Mr. Cohen has been active as an international business consultant. He is currently Chairman and President of Kramex Company and is also chairman of the board of Vasomedical, Inc. Mr. Cohen serves as a director of the following public companies: Chugai Pharmaceutical Co., MannKind Corporation and Teva Pharmaceutical Industries, Ltd.

Paul E. Freiman joined the Company as a director in April 1997 and was appointed President and Chief Executive Officer in May 1997. Mr. Freiman has informed the Board of Directors of his intention to retire as President and Chief Executive Officer, effective as of December 31, 2008. The Company expects that Mr. Freiman will continue to serve as a member of the Board following his retirement. Mr. Freiman is the former chairman and chief executive officer of Syntex Corporation, where he was instrumental in the sale of Syntex’s lead product, Naprosyn, and was responsible for moving the product to over-the-counter status, where it is now marketed by Procter & Gamble Co. as Aleve. Mr. Freiman currently serves as chairman of the board of Penwest Pharmaceuticals Co. He also serves on the boards of Calypte Biomedical Corporation, NeoPharm, Inc., NovaBay Pharmaceuticals, Inc., Otsuka America Pharmaceuticals, Inc. and SciGen Pte. Ltd. He has been chairman of the Pharmaceutical Manufacturers Association of America, or PhRMA, and has also chaired a number of key PhRMA committees. Mr. Freiman is also an advisor to Burrill & Company, a San Francisco merchant bank. Mr. Freiman holds a B.S. degree from Fordham University and an honorary doctorate from the Arnold & Marie Schwartz College of Pharmacy.

F. Van Kasper has served as a director of the Company since January 2004. Mr. Kasper served as Chairman of Wells Fargo Securities, the institutional brokerage and investment bank for Wells Fargo & Company, prior to his retirement in March 2003. Mr. Kasper entered the brokerage business in 1964 with Merrill Lynch and Co., Inc. and in 1978 co-founded Van Kasper and Company, a regional investment bank. As Chairman and Chief Executive Officer of Van Kasper and Company, he guided its growth from a handful of employees to a bank with over 350 employees in 15 offices in 4 states when it was sold in 1999. During his investment career, Mr. Kasper was elected as a Governor of the National Association of Securities Dealers and as a Director and Vice Chairman of the Securities Industry Association. Mr. Kasper is active in the San Francisco, California area non-profit community, most recently as a director and member of the Investment Committee for the University of California San Francisco Foundation, and serves as Chairman Emeritus for San Francisco’s Exploratorium Museum. Mr. Kasper holds a B.S. degree from California State University.

Class I Directors Continuing in Office until the 2009 Annual Meeting

Theodore L. Eliot, Jr. has served as a director of the Company since August 1992. Previously, he served as a director of the Company from September 1988 until April 1992, and as a Vice President from September 1988 until September 1991. Mr. Eliot retired from the United States Department of State in 1978, after a 30-year career in which he held senior posts in Washington and was Ambassador to Afghanistan. He was Dean of the Fletcher School of Law and Diplomacy from 1978 to 1985 and a director of Raytheon Co. from 1983 to 1998. He is currently a director of several non-profit organizations. Mr. Eliot holds B.A. and M.P.A. degrees from Harvard University.

William A. Fletcher has served as a director of the Company since February 2007. Mr. Fletcher has been Chairman, Teva Pharmaceuticals North America since December 2004. Prior to that, he was President and Chief Executive Officer of Teva’s North American activities from 1985 until the end of 2004. Mr. Fletcher served as Vice President, Sales and Marketing of the Pennsylvania-based Lemmon Company (1980 to 1983) and then as President (1983-1985) following the company’s acquisition by Teva and WR Grace. Prior to 1980, Mr. Fletcher was Business Development Manager and International Marketing Manager of Synthelabo, a pharmaceutical subsidiary of L’Oreal in Paris. From 1970 to 1977 he served in various international sales and marketing positions for Hoffman-LaRoche. He serves as a board member for several Teva subsidiary companies in North America and Europe, and is a director of Sportwall International Inc., a growth company in the interactive fitness industry. Mr. Fletcher graduated in International Marketing from Woolwich Polytechnic, London (now Greenwich University) in 1969.

Class II Directors Continuing in Office until the 2010 Annual Meeting

Abraham D. Sofaer has served as a director of the Company since April 1997. Mr. Sofaer is the first George P. Shultz Distinguished Scholar & Senior Fellow at the Hoover Institution, Stanford University, appointed in 1994. He has also been a Professor of Law (by courtesy) at Stanford Law School. From 1990 to 1994, Mr. Sofaer was a partner at the law firm of Hughes, Hubbard & Reed in Washington, D.C., where he represented several major U.S. public companies. From 1985 to 1990, he served as the Legal Adviser to the United States Department of State, where he was principal negotiator on several international disputes. From 1979 to 1985, he served as a federal judge in the Southern District of New York. Mr. Sofaer is registered as a qualified arbitrator with the International Chamber of Commerce Arbitration Committee and the American Arbitration Association and is a member of the National Panel of the Center for Public Resolution of Disputes. Mr. Sofaer is on the boards of directors of Gen-Probe, Inc., and Rambus, Inc. and the International Advisory Committee of Chugai Biopharmaceuticals, Inc. He is president of the American Friends of the Koret Israel Economic Development Fund and a director of the Koret Foundation. He also serves as chairman of the National Museum of Jazz in Harlem. Mr. Sofaer holds a B.A. degree from Yeshiva College and an L.L.B. degree from New York University.

John B. Stuppin is a founder of the Company and has served as a director of the Company since September 1988. From September 1987 until October 1990, Mr. Stuppin served as President of the Company, from November 1990 to August 1993 as co-chairman of the Board, from October 1990 until September 1991 as Executive Vice President, and from April 1991 until July 1994 as Treasurer. He also served as the acting Chief Financial Officer of the Company from the Company’s inception through December 1993 and served as a part-time employee of the Company in a business development capacity from December 1990 to December 2005. Mr. Stuppin is an investment banker and a venture capitalist. He has over 40 years’ experience in the start up and management of companies active in emerging technologies and has been the president of a manufacturing company. He is chairman of the board of Energy Focus, Inc. Mr. Stuppin holds an A.B. degree from Columbia University.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Odenberg, Ullakko, Muranishi & Co. LLP (“OUM”) as our independent registered public accounting firm for the fiscal year ending June 30, 2009, and has directed that we submit the selection of OUM for ratification by our stockholders at the Annual Meeting.

The Company is not required to submit the selection of our independent registered public accounting firm for stockholder ratification. However, if the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of OUM. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of the Company.

Representatives of OUM are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Audit Fees

The following is a summary of the fees billed to the Company by OUM for professional services:

	Year Ended June 30,
	2008	2007

Audit Fees:
Consists of fees billed for professional services rendered for the audit of the Company’s financial statements for the respective fiscal years, reviews of the interim financial statements included in the Company’s quarterly reports and reviews, consents and comfort letters relating to registration statements. Audit fees for fiscal year 2007 included the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting, which was not required for the Company in fiscal 2008	$329,354	$541,946
Tax Fees:
Consists of fees billed for tax planning, assistance with the preparation of tax returns and advice on other tax-related matters rendered during the respective fiscal years	18,500	18,500

Total All Fees:	$347,854	$560,446

There were no audit-related fees or other fees billed by OUM in addition to the fees noted in the schedule above. The Audit Committee reviews audit and non-audit services performed by our independent registered public accounting firm, as well as the fees charged for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on our independent registered accounting firms’ independence. All audit-related fees, tax fees and other fees are pre-approved by the Audit Committee or its Chairman. Additional information concerning the Audit Committee and its activities can be found in the following sections of this proxy statement: “Board Meetings and Committees” and “Report of the Audit Committee.”

Vote Required

Ratification of the selection of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or by proxy and voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors annually determines the independence of each of our directors and nominees in accordance with the independence standards set forth in the NASDAQ Marketplace Rules. These rules provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board of Directors, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Members of the Audit Committee must be independent and must also satisfy a separate independence requirement pursuant to the Exchange Act, which requires, among other things, that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us, other than their directors’ compensation.

Based on its review, our Board of Directors has determined that all directors, other than Messrs. Freiman (who is the Company’s President and Chief Executive Officer) and Stuppin (who served as a part-time employee until December 2005), are “independent directors” as defined by the rules of The NASDAQ Stock Market. In making its determination regarding the independence of the non-employee directors, the Board of Directors considered, among other things, the stock holdings of the non-employee directors and to what extent such holdings may affect their ability to exercise independent judgment. None of these independent directors is a party to any transaction, relationship or arrangement not disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships among any of our directors or executive officers.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all of our directors, officers and employees. We have posted a copy of the Code of Conduct on our website at www.ntii.com. You may also request a printed copy of the Code of Conduct, without charge, by writing us at 2000 Powell Street, Suite 800, Emeryville, California 94608, Attn: Investor Relations. In the event of an amendment to, or a waiver from, any provision of the Code of Conduct that applies to any director or executive officer, we will publicly disclose any such amendment or waiver as required by applicable law or regulations or NASDAQ.

Corporate Governance Guidelines

Our Nominating and Corporate Governance Committee has adopted Corporate Governance Guidelines (“Guidelines”) to assist our Board of Directors in exercising its responsibilities. These Guidelines reflect our Board of Directors’ commitment to building long-term stockholder value with an emphasis on corporate governance. You may request a printed copy of the Guidelines, without charge, by writing us at 2000 Powell Street, Suite 800, Emeryville, California 94608, Attn: Investor Relations.

Stockholder Communications

Generally, stockholders who have questions or concerns regarding the Company should write to us at 2000 Powell Street, Suite 800, Emeryville, California 94608, Attn: Investor Relations. However, any stockholders who wish to address questions regarding the business or affairs of the Company directly with the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board at the address set forth above.

BOARD MEETINGS AND COMMITTEES

During the fiscal year ended June 30, 2008, our Board of Directors held eleven meetings. Each director attended at least 75% of the meetings of the Board of Directors and meetings of the committees of which he was a member in our last fiscal year. Our Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance committees. All members of our Board of Directors serving at the time of the 2007 Annual Meeting of Stockholders attended that meeting. Although the Company has no formal policies regarding director attendance at annual meetings, we expect that most of the members of the Board of Directors will attend the upcoming Annual Meeting.

Board Committees

Audit Committee.  Our Audit Committee is comprised of Messrs. Kasper (Chairman), Eliot and Sofaer. Our Audit Committee oversees the accounting and financial reporting processes of the Company and audits of our financial statements and reviews the effectiveness of our internal control over financial reporting. In that regard, the Audit Committee’s responsibilities are, among other things, to appoint and provide for the compensation of our independent registered public accounting firm, to oversee and evaluate its performance, to review our interim and annual financial statements, independent audit reports and management letters, and to perform other duties specified in the Audit Committee Charter. The Audit Committee met five times in fiscal 2008. Our Board of Directors has determined that all members of the Audit Committee satisfy the current independence standards promulgated by both The NASDAQ Stock Market (including independence standards for audit committee members) and the SEC. Our Board of Directors has also determined that Mr. Kasper is an audit committee financial expert, as the SEC has defined that term in Item 407 of Regulation S-K.

Compensation Committee.  Our Compensation Committee is comprised of Messrs. Sofaer (Chairman), Cohen and Eliot. Our Compensation Committee assists the Board of Directors with respect to compensation for our executive officers and independent directors and administers our equity-based compensation plans. In that regard, the Compensation Committee’s responsibilities are, among other things, to determine the level and form of compensation for our executive officers, including the Chief Executive Officer, and directors, to oversee administration of our equity-based compensation plans, to report annually to our stockholders on executive compensation, and to perform other duties specified in the Compensation Committee Charter. The Compensation Committee met three times in fiscal 2008. Our Board of Directors has determined that all members of the Compensation Committee satisfy the current independence standards promulgated by The NASDAQ Stock Market.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee is comprised of Messrs. Stuppin (Chairman), Fletcher and Sofaer. Our Nominating and Corporate Governance Committee identifies, evaluates and recommends individuals for election as directors at each annual or special meeting of the stockholders, oversees the evaluation of the Board’s performance, develops and recommends to the Board corporate governance guidelines, and provides oversight with respect to corporate governance and ethical conduct. Procedures for the consideration of director nominees recommended by stockholders are set forth in our amended and restated bylaws. The Nominating and Corporate Governance Committee met once in fiscal 2008. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee, other than Mr. Stuppin, satisfy the current independence standards promulgated by The NASDAQ Stock Market. Although Mr. Stuppin does not currently satisfy the independence standards promulgated by The NASDAQ Stock Market, the Board of Directors appointed Mr. Stuppin to the Nominating and Corporate Governance Committee in February 2008 because it determined that Mr. Stuppin’s membership on the Committee was required in the best interests of the Company and its stockholders due to his experience in business and corporate governance matters, and the Board of Directors did not believe that his previous part-time employment with the Company would interfere with his exercise of independent judgment in carrying out the responsibilities of a member of the Nominating and Corporate Governance Committee. Mr. Stuppin is expected to satisfy the independence standards promulgated by The NASDAQ Stock Market starting in December 2008.

Charters for our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are posted on our website at www.ntii.com.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company, nor was any member of the Compensation Committee formerly one of our officers during fiscal 2008. None of our executive officers served (i) as a member of the compensation committee (or board of directors serving the compensation function) of another entity, one of whose executive officers served on the compensation committee or (ii) as a member of the compensation committee (or board of directors serving the compensation function) of another entity, one of whose executive officers served on our Board of Directors.

EXECUTIVE OFFICERS

Our current executive officers and their respective positions are set forth in the following table. Biographical information regarding each executive officer who is not also a director is set forth following the table.

Name	Age	Position

Paul E. Freiman	74	President and Chief Executive Officer
David E. Levy, M.D.	67	Vice President, Clinical Development
Matthew M. Loar	45	Vice President and Chief Financial Officer
Karl G. Trass	48	Vice President, Regulatory Affairs & Quality Assurance
Warren W. Wasiewksi, M.D.	56	Vice President and Chief Medical Officer

David E. Levy, M.D. was appointed Vice President, Clinical Development in September 2004 following the Company’s acquisition of Empire Pharmaceuticals, Inc. (“Empire”). From June 2003 to August 2004, Dr. Levy was

international project team leader at Eisai Medical Research, Inc., where he directed a clinical program to develop a novel, new therapy in Alzheimer’s disease as well as acute ischemic stroke programs. He was a co-founder of Empire and previously served as an advisor to Empire and as senior director of medical research at DOV Pharmaceutical, Inc., where he directed several clinical development programs from June 2001 to May 2002. From 1991 to 2001, Dr. Levy was with Knoll Pharmaceuticals, serving initially as senior director and therapeutic head of clinical CNS and then as senior director of cardiovascular/ internal medicine. Dr. Levy served as executive vice chair of neurology from 1988 to 1991 at Weill-Cornell Medical College and New York Presbyterian Hospital and continues to serve as adjunct associate professor of neurology and adjunct associate attending neurologist at these institutions. Dr. Levy is a fellow of the American Academy of Neurology, the American College of Physicians, and the Stroke Counsel of the American Heart Association. Dr. Levy holds a B.A. degree from Harvard College and an M.D. degree from Harvard Medical School.

Matthew M. Loar was appointed Vice President and Chief Financial Officer in April 2008. Mr. Loar is licensed in California as a certified public accountant and has over 20 years of financial management experience. Mr. Loar joined the Company from Osteologix, Inc., where he served as Chief Financial Officer from September 2006 to April 2008. Prior to his tenure at Osteologix, Mr. Loar was Chief Financial Officer of Genelabs Technologies, Inc. beginning in 2001. Prior to being appointed CFO at Genelabs, Mr. Loar was Vice President, Finance and Controller for approximately six years. Earlier, Mr. Loar held finance positions with an international manufacturing company and was audit manager with a major public accounting firm. Mr. Loar holds a B.A. degree from the University of California, Berkeley.

Karl G. Trass was appointed Vice President, Regulatory Affairs & Quality Assurance in September 2005. Mr. Trass has over 15 years of regulatory affairs experience, including supervising the preparation and filing of both new drug applications and biologics applications, which resulted in four compounds receiving FDA marketing approval. Mr. Trass has extensive experience in a variety of therapeutic areas, including oncology and cardiovascular, and has had significant regulatory experience outside of the United States. From March 2004 to October 2004, Mr. Trass was Director of Regulatory Affairs with Sangamo BioSciences. He held the same position at Gilead Sciences, Inc. in Foster City, California from January 2003 to July 2003, and was Associate Director of Regulatory Affairs for Tularik, Inc. from December 2000 to December 2002. Earlier, he was Senior Manager for Regulatory Affairs at Genentech, Inc. and Senior Associate for Regulatory Affairs with Syntex of Palo Alto. Mr. Trass holds a B.S. degree from Indiana University.

Warren W. Wasiewski, M.D. was appointed Chief Medical Officer in November 2007, and previously served the Company as Vice President, Clinical Programs beginning in February 2007. He is a board certified pediatric neurologist with an extensive clinical career, including 19 years in pediatric neurology. Prior to joining the Company, Dr. Wasiewski was employed with AstraZeneca LP from December 2001 to February 2007, where he began as an Associate Medical Director and was promoted to Senior Medical Director of Clinical Research CNS/Emerging Products. Before joining AstraZeneca, Dr. Wasiewski was Chairman of Pediatrics at Lancaster General Hospital from 1998 to 2001, and from 1991 to 2001 he was a Consultant Neurologist at Pediatric Neurology Associates in Lancaster, Pennsylvania, a practice he founded in 1991. Prior to founding Pediatric Neurology Associates, he was an assistant professor of pediatrics at Penn State Medical School in Hershey, Pennsylvania. Among his professional affiliations, Dr. Wasiewski is a Fellow of the American Academy of Neurology, Fellow of the American Academy of Pediatrics, a member of Alpha Omega Alpha, the national Medical Honor Society and a member of the American Heart Association. He is widely published in areas of disease of the central nervous system including migraine and stroke. Dr. Wasiewski holds a B.A. degree from Rutgers College, an M.S. degree from State University of New York Downstate Medical Center and an M.D. degree from the State University of New York at Buffalo.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Review and Approval

Our Board of Directors has adopted policies and procedures for the review and approval of related party transactions and has delegated to the Audit Committee the authority to review and approve the material terms of any proposed related party transactions.

Pursuant to our Code of Business Conduct and Ethics, each of our executive officers, directors and employees must disclose transactions involving actual or apparent conflicts of interests, such as related party transactions, to his or her direct supervisor or the Chief Executive Officer. In order to avoid such conflicts, our executive officers, directors and employees may not receive any payments, compensation or gifts, other than gifts of nominal value, from any entity that does business or seeks to do business with us. Furthermore, our executive officers, directors and employees may not use property or information belonging to us or their position with us for improper personal gain.

In determining whether to approve or ratify a related-party transaction, the Audit Committee may consider, among other factors it deems appropriate, the potential benefits to us, the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. In deciding to approve a transaction, the Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party in connection with its approval of any transaction. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Compensation Committee. If a related-party transaction will be ongoing, the Audit Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to see that they are in compliance with the committee’s guidelines and that the related-party transaction remains appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of September 30, 2008 based on information available to us and filings with the SEC by:

•	each of our directors and director nominees;

•	each of our “named executive officers” as defined under the Executive Compensation caption below;

•	all of our current directors and executive officers as a group; and

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock issuable under stock options that are exercisable within 60 days of September 30, 2008 and upon conversion of shares of Series A Preferred Stock are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or Series A Preferred Stock, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person’s spouse. Percentage of beneficial ownership of common stock is based on 26,924,124 shares of common stock outstanding as of September 30, 2008. Percentage of beneficial ownership of Series A Preferred Stock is based on 494,000 shares of Series A Preferred Stock outstanding as of September 30, 2008. Unless otherwise noted below, the address of each person listed on the table is c/o Neurobiological Technologies, Inc., 2000 Powell Street, Suite 800, Emeryville, California 94608.

		Shares			Shares of
	Shares of	with Right to			Series A	Percentage
	Common	Acquire	Total	Percentage	Preferred	of Series A
	Stock	Within 60	Beneficial	of Common	Stock	Preferred
Name and Address	Owned	days	Ownership	Stock	Owned	Stock

BVF, Inc.(1)	5,288,754	—	5,288,754	19.6%	—	—
900 N. Michigan Avenue, Suite 1100
Chicago, Illinois 60611
Highland Capital Management, L.P.(2)	4,951,154	—	4,951,154	18.4%	—	—
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
SF Capital Partners Ltd.(3)	3,723,754	—	3,723,754	13.8%	—	—
3600 South Lake Drive
St. Francis, WI 53235
Great Point Partners, LLC(4)	1,792,561	217,391	2,009,952	7.4%	—	—
165 Mason Street, 3rd Floor
Greenwich, CT 06830
Millennium Technology Ventures(5)	1,909,090	—	1,909,090	7.1%	—	—
747 Third Avenue, 38th Floor
New York, New York 10017
John B. Stuppin	164,484	49,282	213,766	*	100,000	20.2%
Abraham E. Cohen	118,707	44,063	162,770	*	—	—
Abraham D. Sofaer	110,931	46,919	157,850	*	100,000	20.2%
Paul E. Freiman	17,386	86,843	104,229	*	—	—
F. Van Kasper	43,600	53,139	96,739	*	—	—
William A. Fletcher	43,600	28,570	72,170	*	—	—
Theodore L. Eliot, Jr.	2,617	32,634	35,251	*	—	—
David E. Levy, M.D.	13,115	12,320	25,435	*	—	—
Warren W. Wasiewski, M.D.	—	4,762	4,762	*	—	—
Craig W. Carlson	1,000	—	1,000	*	—	—
All current executive officers and directors as a group (12 persons)(6)	517,274	397,698	914,972	3.4%	200,000	40.4%

*	Less than one percent.

(1)	Based on information contained in a Schedule 13D filed June 26, 2008 by Biotechnology Value Fund, L.P. (“BVF”), Biotechnology Value Fund II, L.P. (“BVF2”), BVF Investments, L.L.C. (“Investments”), Investment 10, L.L.C. (“ILL10”), BVF Partners L.P. (“Partners”) and BVF Inc. (“BVF Inc.”). According to the Schedule 13D, (i) BVF beneficially owned 1,241,336 shares of common stock; (ii) BVF2 beneficially owned 843,807 shares of common stock; (iii) Investments beneficially owned 2,853,250 shares of common stock; and (iv) ILL10 beneficially owned 350,361 shares of common stock as of October 29, 2007. Accordingly, beneficial ownership by Partners and BVF Inc. includes a total of 5,288,754 shares of common stock. Pursuant to the operating agreement of Investments, Partners is authorized, among other things, to invest the funds of Ziff Asset Management, L.P., the majority member of Investments, in shares of the common stock and to vote and exercise dispositive power over those shares of the common stock. Partners and BVF Inc. share voting and dispositive power over shares of the common stock beneficially owned by BVF, BVF2, Investments and those owned by ILL10, on whose behalf Partners acts as an investment manager and, accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of the common stock owned by such parties.

(2)	Based on information contained in a Schedule 13G/A filed February 14, 2008 by Highland Capital Management, L.P. (“Highland”), Strand Advisors, Inc. (“Strand”) and James Dondero (“Dondero”). According to the Schedule 13G/A, (i) Highland beneficially owned 4,951,154 shares of common stock; (ii) Strand beneficially owned 4,951,154 shares of common stock; and (iii) Dondero beneficially owned 4,951,154 shares of common stock as of December 31, 2007. Highland Capital principally serves as an investment adviser and/or manager to other persons; Highland Capital may be deemed to beneficially own shares owned and/or held by and/or for the account of and/or benefit of other persons. Strand serves as the general partner of Highland Capital; Strand may be deemed to beneficially own shares owned and/or held by and/or for the account of and/or benefit of Highland Capital. Dondero is the President and a director of Strand; Dondero may be deemed to beneficially own shares owned and/or held by and/or for the account of and/or benefit of Strand.

(3)	Based on information contained in a Schedule 13G filed November 9, 2007 by Michael A. Roth (“Roth”) and Brian J. Stark (“Stark”) (together, “Reporting Persons”). According to the Schedule 13G, Roth and Stark beneficially owned 3,723,754 shares of common stock as of October 30, 2007, which represents an aggregate of 3,723,754 shares of common stock held directly by SF Capital Partners Ltd. (“SF Capital”). The Reporting Persons direct the management of Stark Offshore Management LLC (“Stark Offshore”), which acts as the investment manager and has sole power to direct the management of SF Capital. As the Managing Members of Stark Offshore, Roth and Stark possess voting and dispositive power over all of the foregoing shares. Thus, Roth and Stark may be deemed to be the beneficial owners of the foregoing shares.

(4)	Based on information contained in a Schedule 13G/A filed February 14, 2008 by Great Point Partners, LLC (“Great Point”), Jeffrey R. Jay, M.D. (“Jay”) and Mr. David Kroin (“Kroin”). According to the Schedule 13G, (i) Great Point beneficially owned 2,009,952 shares of common stock; (ii) Jay beneficially owned 2,009,952 shares of common stock; and (iii) Kroin beneficially owned 2,009,952 shares of common stock as of December 31, 2007. Biomedical Value Fund, L.P. (“BMVF”) is the direct beneficial owner of 1,085,371 shares (the “BMVF Shares”), consisting of 967,980 shares of common stock and warrants to purchase 117,391 shares of common stock. Great Point is the investment manager of BMVF, and by virtue of such status may be deemed to be the beneficial owner of the BMVF Shares. Each of Jay, as senior managing member of Great Point, and Kroin, as special managing member of Great Point, has voting and investment power with respect to the BMVF Shares, and therefore may be deemed to be the beneficial owner of the BMVF Shares. Biomedical Offshore Value Fund, Ltd. (“BOVF”) is the direct beneficial owner of 924,581 shares (the “BOVF Shares”), consisting of 824,581 shares of common stock and warrants to purchase 100,000 shares of common stock. Great Point is the investment manager of BOVF, and by virtue of such status may be deemed to be the beneficial owner of the BOVF Shares. Each of Jay, as senior managing member of Great Point, and Kroin, as special managing member of Great Point, has voting and investment power with respect to the BOVF Shares, and therefore may be deemed to be the beneficial owner of the BOVF Shares.

(5)	Based on information contained in a Schedule 13G filed November 8, 2007 by Daniel Burstein and Samuel L. Schwerin on behalf of Millennium Technology Ventures. According to the Schedule 13G, (i) Daniel Burstein beneficially owned 1,818,181 shares of common stock; and (ii) Samuel L. Schwerin beneficially owned 1,909,090 shares of common stock as of October 30, 2007. Mr. Schwerin and Mr. Burstein have shared control of the entity indirectly controlling each of Millennium Technology Value Partners (RCM), L.P., a Delaware limited partnership (“Millennium RCM LP”) and Millennium Technology Value Partners, L.P., a Delaware limited partnership (“Millennium LP”). Therefore, each of Mr. Schwerin and Mr. Burstein have shared dispositive and voting power with respect to, and are the beneficial owners of, an aggregate of 1,818,181 shares of the Company’s common stock, including 914,923 shares of common stock (representing 3.4% of the Company’s issued and outstanding shares) owned directly by Millennium RCM LP and 903,258 shares of common stock (representing 3.4% of the Company’s issued and outstanding shares) owned directly by Millennium LP. In addition, Mr. Schwerin is the direct beneficial owner of 90,909 shares of common stock of the Company, for which he has sole dispositive and voting power.

(6)	Includes the directors and named executive officers, plus two additional executive officers not listed in the table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports furnished to the Company, all executive officers, directors and greater than 10% stockholders were in compliance with all applicable Section 16(a) filing requirements in fiscal 2008, except that (i) a Form 4 was not timely filed for Dr. Levy in connection with his purchase of 10,000 shares of Common Stock that occurred on October 30, 2007. The Form 4 was subsequently filed on November 13, 2007, and (ii) a Form 3 was not timely filed for Dr. Wasiewski in connection with his becoming a Section 16 reporting person on September 17, 2007. The Form 3 was subsequently filed on May 16, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid in fiscal 2008 to each of the executive officers identified below in the Summary Compensation Table, who are referred to collectively as our “named executive officers.” The Compensation Committee assists our Board of Directors in the discharge of its responsibilities regarding compensation of our executives, including the named executive officers. Our Chief Executive Officer generally makes recommendations to the Compensation Committee regarding the corporate goals and objectives relevant to executive compensation and executives’ performance in light of such goals and objectives, and recommends the executives’ compensation levels to the Compensation Committee based on such evaluations. Regarding officer compensation for fiscal 2008, the Compensation Committee, after considering the report regarding equity compensation at peer companies provided by Radford Surveys & Consulting and after considering peer company compensation data, then made recommendations to our Board of Directors for final approval.

Compensation Philosophy and Objectives

Our compensation program is designed to attract, inspire, motivate and reward executives responsible for attaining the financial and strategic objectives essential to our long-term success and growth in stockholder value. The key objectives of the compensation program are to:

•	attract and retain executives who are talented, qualified and capable of achieving our business objectives;

•	inspire and motivate executives to achieve operating goals through an emphasis on performance-based compensation;

•	provide a strong, direct link between our financial and strategic goals and executive compensation;

•	align the interests of our executives and stockholders; and

•	fairly reward executives for their efforts.

The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the biopharmaceutical industry, while taking into account our relative performance and our own strategic goals. We strive to provide a total compensation package to senior management that is competitive in the marketplace, recognizes individual performance and provides opportunities to earn rewards based on achievement of short-term and long-term corporate objectives.

In the biopharmaceutical industry, many traditional measures of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives. Because of our current stage of development, we have not used profitability or short-term market value of our stock as a significant factor in review of executives’ performance and setting compensation. As such, we evaluate other indications of performance, such as progress of our drug development programs and corporate development activities, our success in recruiting and retaining highly qualified personnel and our success in securing capital sufficient to enable us to continue drug development activities. These considerations necessarily involve an assessment by the Compensation Committee of both individual and corporate performance.

The primary elements of our executive compensation program are (i) base compensation or salary, (ii) annual cash bonuses and (iii) equity-based awards granted pursuant to our 2003 Equity Incentive Plan. In addition, we provide our executive officers a variety of benefits that are available generally to all salaried employees, including participation in our 2003 Employee Stock Purchase Plan. We view these components as related but distinct. The Compensation Committee determines the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with recruiting and retention goals, its view of internal equity and consistency, and individual performance. We believe that, as is common in the biotechnology and pharmaceutical industries, stock-based awards, salary and cash bonuses are all necessary to attract and retain employees. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, or between cash and non-cash compensation.

Competitive Market; Benchmarking

While we do not believe that it is appropriate to establish compensation levels based solely on benchmarking, we believe that information regarding pay practices at other companies is nevertheless useful in two respects. First, we recognize that compensation practices must be competitive in the marketplace. Second, independent marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. Accordingly, our Compensation Committee retained Radford Surveys & Consulting (“Radford”), a compensation consultant recognized in the biotechnology industry to review our policies and procedures with respect to executive compensation for fiscal 2008.

Additionally, the Compensation Committee conducts an annual benchmark review of the benefits of our executive officers, based on the Radford Benefits Survey. This survey provides data on cost of benefits, health and welfare plans, flexible benefits, retirement plans, paid time off, HR practices, relocation practices and other benefits.

Cash Compensation Elements

Base Salary.  We seek to provide our executive officers with competitive annual base salaries in order to attract and retain talented individuals. The base salary component of our executive officer compensation program is not designed to incentivize our near-term performance (as performance-based cash bonuses are designed to do), but rather to provide the baseline level of compensation to executive officers. In most cases, the base salary component will represent the largest annual form of compensation to executive officers, although we have no formal policy regarding the allocation between base salary and other forms of compensation. In making decisions regarding base salary levels, the Compensation Committee will consider and evaluate the total compensation package, including possible performance-based cash bonuses and periodic equity awards, received or to be received by a particular executive officer, and seek to ensure that the executive officer’s total compensation package is fair, reasonable and competitive. In determining appropriate salary levels for a given executive officer, the Compensation Committee considers the following factors:

•	individual performance of the executive, as well as our overall performance, during the prior year;

•	level of responsibility;

•	breadth, scope and complexity of the position;

•	internal review of the executive’s compensation relative to other executives to ensure internal equity; and

•	executive officer compensation levels at other similar companies to ensure competitive compensation.

Salaries for executive officers are determined on an individual basis at the time of hire and are set to be competitive with comparable businesses in our industry. Adjustments to base salary are considered annually in light of each officer’s performance, our performance and compensation levels at other companies within our industry, as well as upon promotion or other change in job responsibilities. The Chief Executive Officer assists the Compensation Committee in its annual review of the base salaries of other executive officers based on the foregoing criteria.

The base salaries actually paid to each of the named executive officers in fiscal 2008 is set forth below in the Summary Compensation Table.

Cash Bonus.  We also provide executive officers with discretionary annual cash bonuses, which are specifically designed to reward executives for our overall performance as well as their individual performance in a given year. The Compensation Committee considers the performance of the officer, as well as the Company’s performance, for the preceding fiscal year in deciding whether to award a discretionary bonus and, if one is to be awarded, the size of the bonus. All cash bonuses are awarded retrospectively. We currently have no formal policy regarding the payment of discretionary cash bonuses, and such bonuses are only paid if and when the Compensation Committee or the Board deems appropriate based upon the circumstances, although the Compensation Committee may establish targeted payouts and performance goals that would be considered by the Committee in making its determination.

For fiscal 2008 the Board approved a bonus plan for Mr. Freiman and Drs. Wasiewski and Levy, wherein specified cash bonus payments would be tied to the Company’s ability to complete its analysis of interim clinical trial data from the ongoing ASP trials of Viprinex for the treatment of acute ischemic stroke. If the interim data analysis were completed by September 30, 2008, then the Company would pay bonuses of up to 100% of base salary for Mr. Freiman and Dr. Wasiewski and up to 50% of base salary for Dr. Levy, if not completed by September 30, 2008, then the Compensation Committee and the Board would have the discretion to determine an appropriate bonus payout. Because the enrollment of patients into the Company’s clinical trial was not sufficient to complete the interim analysis by September 30, 2008, the Company did not award any bonus amounts relating to these goals. However, the Compensation Committee determined that other specific progress regarding enrollment into the clinical trials had been made, although not to the level that would qualify for the higher bonus percentages. The Compensation Committee and Board of Directors also determined that other key business objectives were met, and on September 11, 2008, the Board of Directors awarded bonuses of 25% of base salary for Mr. Freiman and Dr. Wasiewski, and 10% of base salary for Dr. Levy.

Equity Awards

Stock Options and Restricted Stock.  As an additional component of our compensation program, executive officers are eligible to receive equity compensation in the form of stock options or restricted stock awards. The Compensation Committee grants stock options to executive officers to aid in their retention, to motivate them to assist with the achievement of corporate objectives and to align their interests with those of our stockholders by creating a return tied to the performance of our stock price. In determining the timing and size of stock option grants, the Compensation Committee considers the contributions and responsibilities of each executive, appropriate incentives for the promotion of our long-term growth, grants made to other executives in the industry holding comparable positions, our performance relative to corporate objectives, and recent growth or decline in stockholder value.

Under the terms of our 2003 Equity Incentive Plan, or the Plan, pursuant to which all new equity grants are currently made, the exercise price of any stock options awarded under the Plan must be equal to at least 100% of the fair market value of our common stock (the closing sales price on the NASDAQ Capital Market) on the date of grant. We do not have any program, plan or obligation that requires us to grant equity awards on specified dates, although we usually make annual grants to existing officers and employees during the first quarter of each fiscal year and to new hires upon commencement of their employment, nor do we have in place any program, plan or practice to time stock option grants to our executive officers in coordination with the release of material nonpublic information. Stock option grants may occasionally be considered following a significant change in job responsibilities or to meet other special retention or performance objectives. No such grants were made during fiscal 2008. Authority to make equity grants to non-executive employees rests with the Compensation Committee. With respect to executive officers, recommendations for equity grants are made by our Chief Executive Officer to the Compensation Committee, which in turn makes recommendations to the Board for final approval. The Compensation Committee considers recommendations of the Chief Executive Officer in all such decisions, except for compensation of the Chief Executive Officer.

We believe that periodic equity awards serve as useful performance recognition mechanisms with respect to key employees, as most awards are subject to time-based vesting provisions. Occasionally the granting or vesting of a stock award may be made contingent on achievement of certain specific performance conditions. We believe that such periodic equity awards encourage executive officers to remain with us and also focus on our long-term performance.

In November 2007, following the completion of an underwritten stock offering, our Board of Directors, upon recommendation of the Compensation Committee, considered the retentive value of the Company’s outstanding equity awards following our one-for-seven reverse-split, which had the effect of reducing the number of shares underlying outstanding equity awards and increasing the exercise price of outstanding options. The Board of Directors and the Compensation Committee also considered the underlying value of the outstanding equity awards and data regarding outstanding and authorized equity awards at other biotechnology companies. Following these considerations, the Compensation Committee and Board of Directors made proposals for special one-time option grants to our directors and employees, including our executive officers, which would be granted following stockholder approval of an amendment to the Plan, increasing the number of shares authorized for issuance thereunder. This amendment to the Plan was submitted to the stockholders for approval in April 2008. In May 2008, based on feedback received from certain stockholders, the proposed awards to our directors and Chief Executive Officer were reduced in size, and a minimum exercise price above the then-current market price was also established for certain grants. On May 30, 2008, the amendment to the Plan was approved by the stockholders and the proposed option grants were awarded to the directors and employees.

Our Plan also permits the award of restricted stock. No restricted stock awards were granted to officers in fiscal 2008.

Employee Stock Purchase Plan.  Our 2003 Employee Stock Purchase Plan, or the Purchase Plan, provides eligible employees, including executive officers, with the opportunity to purchase common stock at a discount through payroll deductions during defined six-month accumulation periods. The price at which the stock is purchased is equal to the lower of 85% of the fair value of the stock on the last trading day before the commencement of the applicable offering period or 85% of the fair value of the common stock on the last trading day of the accumulation period. Participating employees may end their participation at any time during an offering period, and they will be paid their payroll deductions accumulated to that date. Participation ends automatically upon termination of employment and payroll deductions credited to the participating employee’s account are returned to such employee without interest. In fiscal 2008, none of the named executive officers purchased shares under the Purchase Plan.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Our retirement savings plan (401(k) Plan) is a tax-qualified retirement savings plan, pursuant to which all employees, including the named executive officers, are able to contribute a portion of their annual compensation, subject to limits prescribed by the Internal Revenue Service. In fiscal 2008, we contributed $500 to the 401(k) accounts of Dr. Levy and Mr. Carlson.

Additionally, we have agreed to reimburse up to $10,000 of Dr. Levy’s annual professional insurance fees. We also maintain an apartment in Edgewater, New Jersey for Dr. Wasiewski, our Vice President and Chief Medical Officer, in lieu of paying relocation expenses upon his commencement of employment with us.

Change-in-Control Arrangements

Our Plan provides that the time-based (but not performance-based) vesting of all outstanding equity awards will fully accelerate in the event of a “change in control,” which term is defined below under the heading “Potential Payments Upon Termination or Change in Control.”

Information regarding the potential value of these payments is provided below for the named executive officers under the heading “Potential Payments Upon Termination or Change in Control.”

Compensation of our Named Executive Officers

Mr. Freiman, our President and Chief Executive Officer, is compensated with a base salary and, depending on performance and our financial condition, an annual cash bonus and/or stock option award. After conducting its annual review in September 2008, in which it considered the report provided by Radford and peer-company compensation data as well as Company performance in fiscal 2008, the Board of Directors awarded Mr. Freiman a bonus of $100,000. The Board of Directors also increased Mr. Freiman’s base salary by 5%, from $400,000 to $420,000. In May 2008, Mr. Freiman was awarded an option under the Plan for the purchase of 300,000 shares of common stock. The exercise price of Mr. Freiman’s option was set at $3.00 per share, which price was above the closing price of the Company’s common stock on the date of grant, as quoted on the Nasdaq Capital Market ($2.08). The option grant was intended only to provide a return to Mr. Freiman if and to the extent the Company’s stock price increased above $3.00 per share. The option has a term of seven years and vests and becomes exercisable in equal monthly installments over four years, subject to a six-month cliff.

Dr. Wasiewski, our Vice President and Chief Medical Officer, is compensated with a base salary and, depending on performance and our financial condition, an annual cash bonus and/or stock option award. Dr. Wasiewski’s base salary was set at $305,000 upon his promotion to Chief Medical Officer in November 2007. In May 2008, Dr. Wasiewski was awarded an option to purchase 250,000 shares of our common stock under the Plan. The option has an exercise price of $2.08 per share, has a term of seven years and vests and becomes exercisable in equal monthly installments over four years, subject to a six-month cliff. In September 2008, Dr. Wasiewski was awarded a bonus of $76,250 for his performance in fiscal 2008 and his annual salary was increased approximately 5% to $320,000.

Dr. Levy, our Vice President, Clinical Development, is compensated with a base salary and, depending on performance and our financial condition, an annual cash bonus and/or stock option award. In May 2008, Dr. Levy was awarded an option to purchase 125,000 shares of our common stock under our 2003 Equity Incentive Plan. The option has an exercise price of $2.08 per share, has a term of seven years and vests and becomes exercisable in equal monthly installments over four years, subject to a six-month cliff. In September 2008, Dr. Levy was awarded a bonus of $25,625 for his performance in fiscal 2008 and his annual salary was increased approximately 2% to $261,500.

At the time of his resignation in March 2008, Mr. Carlson’s base salary was $250,000. He received a one-time severance payment of $125,000. Mr. Carlson was not employed by the Company in September 2008 when fiscal 2008 bonus determinations were made, and accordingly was not awarded a bonus for performance in fiscal 2008.

Tax Considerations — Deductibility of Executive Compensation

In making compensation decisions affecting our executive officers, the Compensation Committee considers our ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Compensation Committee considers the requirements and impact of Section 162(m) of the Internal Revenue Code, which limits the tax deductibility to us of compensation in excess of $1.0 million in any year for certain executive officers, except for qualified “performance-based compensation” under the Section 162(m) rules. The Compensation Committee considers the Section 162(m) rules as a factor in determining compensation, but will not necessarily limit compensation to amounts deductible under Section 162(m). No executive compensation exceeded $1.0 million for fiscal 2008.

Role of Executives in Determining Compensation

Our Compensation Committee reviews the performance and compensation of our Chief Executive Officer on an annual basis and establishes our Chief Executive Officer’s compensation level. Our Chief Executive Officer is not present for these discussions related to his compensation. For the remaining executives, the Chief Executive Officer makes recommendations to the Compensation Committee based upon individual experience and breadth of knowledge, internal considerations, and other subjective factors that the committee takes into account when determining executive compensation.

Allocation of Compensation

There is no pre-established policy or target for the allocation of compensation. The factors described above, as well as the overall compensation philosophy, is reviewed to determine the appropriate level and mix of compensation. Historically, and in fiscal 2008, the largest portion of compensation to named executive officers was granted in the form of base salary.

Timing of Compensation

As discussed elsewhere, compensation, including salary base adjustments, for our named executive officers is reviewed annually, usually in the first quarter of the fiscal year.

Minimum Stock Ownership Requirements

There are no minimum stock ownership guidelines for our executives or employees, although executives are encouraged to own shares of the Company and the equity compensation program is designed in part to foster these levels of increased ownership.

Conclusion

Our compensation policies are designed and are continually being developed to retain and motivate our executive officers and to reward them for outstanding individual and corporate performance.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Abraham D. Sofaer, Chairman
Abraham Cohen
Theodore L. Eliot, Jr.

Summary Compensation Table

The following table summarizes compensation paid, awarded or earned for services rendered during fiscal 2008 by our Chief Executive Officer, our two other most highly compensated executive officers whose salary and bonus for fiscal 2008 exceeded $100,000, and one additional individual who would have been among the Company’s two most highly compensated executive officers, other than the Chief Executive Officer, but for the fact that he was not serving as an executive officer at the end of the last completed fiscal year. We refer to these four executive officers as our named executive officers.

			Non-Equity
	Fiscal		Incentive Plan	Option	All Other
Name and Principal Position(s)	Year	Salary	Compensation(1)	Awards(2)	Compensation(3)	Total

Paul E. Freiman	2008	$400,000	$100,000	$223,603	$—	$723,603
President, Chief Executive	2007	395,833	150,000	295,443	—	841,276
Officer and Director
Warren W. Wasiewski, M.D.(4)	2008	295,000	76,250	65,872	36,875	473,997
Vice President and Chief	2007	98,013	70,000	20,991	111,414	300,418
Medical Officer
David E. Levy, M.D.	2008	256,500	25,625	81,717	10,500	374,342
Vice President, Clinical	2007	255,208	25,000	77,357	10,500	368,065
Development
Craig W. Carlson(5)	2008	187,500	—	71,616	125,500	384,616
Former Vice President and	2007	219,712	43,000	65,619	—	328,331
Chief Financial Officer

(1)	The Company awarded non-equity incentive plan amounts related to fiscal 2007 performance in November 2007, following completion of an underwritten public offering which raised $60 million (before expenses). The Company awarded non-equity incentive plan amounts related to fiscal 2008 performance in September 2008.

(2)	Option awards are valued based on a Black-Scholes option pricing model as used in our consolidated financial statements pursuant to Statement of Accounting Standards No. 123R, “Share-Based Payment.” The Black-Scholes option pricing model reflects certain assumptions regarding variable factors such stock price volatility and the term of the option. Stock options have value to the recipient only as a result of appreciation in the price of our common stock. For the purposes of establishing the value shown in the table, the model assumed a dividend yield of zero, risk-free interest rates of 3.4%, volatility factor of 75%, and an expected life of the options of 4 3/4 years. For financial reporting purposes, we also used an estimated forfeiture rate, but this rate has not been included in the balances in the table because the forfeiture rate is an overall estimate for the organization as a whole and cannot be attributed specifically to any of our executive officers.

(3)	All other compensation for Dr. Wasiewski for both fiscal 2008 and fiscal 2007 consists of expenses related to the rental of an apartment near our New Jersey office location. In fiscal 2007, Dr. Wasiewski also received a sign-on bonus of $100,000 payable in installments after he accepted employment with us. All other compensation for Dr. Levy for both fiscal 2008 and fiscal 2007 consists of $10,000 towards payment of his professional insurance and a 401(k) matching contribution of $500 in each fiscal year. All other compensation for Mr. Carlson consists of a severance payment of $125,000 in fiscal 2008 and a 401(k) matching contribution of $500.

(4)	Dr. Wasiewski was hired on February 20, 2007.

(5)	Mr. Carlson resigned effective March 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding equity awards at June 30, 2008 for our named executive officers.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options (#)	Options (#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Paul E. Freiman	8,348	3,794	$26.95	9/22/2015
	—	300,000	3.00	5/30/2015
	20,088	1,340	27.79	9/23/2014
	15,403	6,025	17.57	9/19/2013
	10,714		43.32	5/10/2010
	21,428		5.60	12/02/2009
	7,142		4.38	3/17/2009
	21,428		4.90	9/22/2008
David E. Levy, M.D.	10,668	1,474	26.95	9/22/2015
	—	125,000	2.08	5/30/2015
	625	803	17.57	9/19/2013
Warren W. Wasiewski	—	250,000	2.08	5/30/2015
	4,762	9,523	19.25	2/20/2014
Craig W. Carlson	—	—	—	—

Option Exercises

During the fiscal year ended June 30, 2008, none of our named executive officers or directors exercised any stock options.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or retirement plan sponsored by us during fiscal 2008.

Nonqualified Deferred Compensation

During fiscal 2008, our named executive officers did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments upon Termination or Change in Control

There are no severance or change in control agreements in place for any of our named executive officers. Our 2003 Equity Incentive Plan provides that the time-based (but not performance-based) vesting of all outstanding equity awards will fully accelerate in the event of a “change in control,” which is defined under the plan as (A) any merger, consolidation or other transaction to which we or an affiliate are a party and in which our beneficial stockholders, immediately before the transaction, beneficially own securities representing 50% or less of our total combined voting power or value immediately after the transaction or (B) any other transaction or corporate event deemed by the Board to constitute a change in control including, but not limited to, (i) a transaction or series of transactions in which any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires securities holding 30% or more of our total combined voting power or value, or (ii) as a result of or in connection with a contested election of our directors, the persons who were our directors immediately before the election cease to constitute a majority of the Board.

Assuming that a change in control occurred as of the end of fiscal 2008, and based on our closing stock price on the last day of trading that year ($1.42), the named executive officers would have received no change in control benefits because the exercise prices of then outstanding options was higher than the closing price of our stock.

Director Compensation

The Company pays the following quarterly cash retainer fees to each non-employee director in lieu of fees based on meeting attendance:

Chairman of the Board	$10,000 per quarter
Chairman of the Audit Committee	$8,750 per quarter
All other non-employee directors	$7,500 per quarter

On May 30, 2008, upon the recommendation of the Board, the stockholders of the Company approved an amendment to our Plan to, among other things, provide that non-employee directors will receive an annual automatic grant of an option to purchase 15,000 shares commencing on the date of the 2008 annual meeting of stockholders. Prior to May 30, 2008, each non-employee director annually received an option to acquire 1,428 shares of the Company’s common stock upon re-election at the annual meeting of stockholders. The options have an exercise price equal to 100% of the fair market value of the Company’s common stock, as reflected by the closing price of our stock on the grant date. The options have ten-year terms and vest and become fully exercisable upon the earlier of (i) the first anniversary of the grant date, provided that the optionee is a director at such time, and (ii) a change in control, as defined in the Plan.

Additionally, upon approval of the amendment to the Plan, the following one-time option grants were made to the each of the non-employee directors:

Chairman of the Board	60,000 shares
Chairman of the Audit Committee	52,000 shares
All other non-employee directors	40,000 shares

Each of these options was granted has an exercise price of $3.00 per share and a ten-year term. These options vested 50% upon grant and will vest 25% on each of the first and second anniversaries of the date of grant, such that the shares are fully vested after two years from the date of grant. Because the common stock of the Company traded at $2.08 per share on the date of the grant, the exercise price of the grants was at a 44% premium to the trading price of the common stock at the time of the grants.

The following table shows for fiscal 2008 certain information with respect to the compensation of all of the Company’s non-employee directors.

	Fees
	Earned or
	Paid in	Option
Name	Cash	Awards(1)	Total

Abraham E. Cohen	$40,000	$50,854	$90,854
Theodore L. Eliot, Jr.	30,000	36,835	66,835
William A. Fletcher	30,000	95,112	125,112
F. Van Kasper	35,000	81,388	116,388
Abraham D. Sofaer	30,000	36,835	66,835
John B. Stuppin	30,000	48,957	78,957

(1)	Option awards are valued based on a Black-Scholes option pricing model as used in our consolidated financial statements pursuant to Statement of Accounting Standards No. 123R, “Share-based Payment.” The Black-Scholes option pricing model reflects certain assumptions regarding variable factors such stock price volatility and the term of the option. Stock options have value to the recipient only as a result of appreciation in the price of our common stock. For the purposes of establishing the value shown in the table, the model assumed a dividend yield of zero, risk-free interest rates of 4.7%, volatility factor of 80%, and an expected life of the options of 4 1/2 years. For financial reporting purposes, we also used an estimated forfeiture rate, but this rate has not been included in the balances in the table because the forfeiture rate is an overall estimate for the organization as a whole and cannot be attributed specifically to any of our directors.

Equity Compensation Plan Information

The following table provides certain information as of June 30, 2008 with respect to shares of our common stock that may be issued under our equity compensation plans.

			Number of Securities
	Number of Securities	Weighted-Average	Remaining Available for
	to be Issued upon	Exercise	Future Issuance under Equity
	Exercise of	Price of Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders —
Stock Option Plans	1,759,000	$6.34	1,926,000
Stock Purchase Plan	—	—	41,000
Equity compensation plans not approved by security holders — Inducement stock option grant provided under NASDAQ Marketplace Rule 4350	150,000	2.47	—

Total	1,909,000	$6.04	1,967,000

Our equity compensation plans do not contain evergreen provisions.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The Audit Committee is appointed by the Board of Directors to oversee the qualifications, independence and performance of the Company’s independent registered public accounting firm, manage relations with the Company’s independent registered public accounting firm, pre-approve audit and non-audit services to be performed by the Company’s independent registered public accounting firm and evaluate policies and procedures relating to internal accounting functions and controls. We operate under a written Audit Committee Charter that has been adopted by the Board of Directors, and the Audit Committee’s responsibilities are more fully described in the Audit Committee Charter, a copy of which is attached hereto as Annex A. Each of the members of the Audit Committee, Messrs. Kasper (Chairman), Eliot and Sofaer meets the independence requirements promulgated by the National Association of Securities Dealers and the SEC.

We are not professional accountants or auditors, and our functions are not intended to duplicate or to certify the activities of management or our independent registered public accounting firm, nor can we certify that the independent registered public accounting firm is “independent” under applicable rules. We serve a board-level oversight role in which we provide advice, counsel and direction to management and the auditors on the basis of the information we receive, our discussions with management and the auditors, and our experience in business, financial and accounting matters.

We oversee the Company’s accounting and financial reporting processes on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and the accounting and reporting processes, including the Company’s system of internal controls. In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2008. This review included a discussion of the quality and the acceptability of the Company’s financial and disclosure reporting and controls, including the nature and extent of disclosures in the financial statements. We also reviewed the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

We also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 114. We have received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. We discussed with the independent registered public accounting firm its independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to matters discussed above, we discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of its audit. We met with representatives from the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

Audit Committee

F. Van Kasper, Chairman
Theodore L. Eliot, Jr.
Abraham D. Sofaer

OTHER BUSINESS

We know of no other matters to be submitted to a vote of stockholders at the Annual Meeting. If any other matter is properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any stockholder to nominate a candidate or to submit a proposal for other business to be acted upon at the Annual Meeting, he or she must provide timely written notice to Secretary of the Company in the form prescribed by our bylaws.

STOCKHOLDER PROPOSALS

Stockholder proposals, including director nominees, intended to be included in next year’s annual meeting proxy materials must be received by the Secretary of the Company at 2000 Powell Street, Suite 800, Emeryville, California 94608, no later than June 11, 2009 (the “Proxy Deadline”). The form and substance of these proposals must satisfy the requirements established by the Company’s bylaws and the SEC.

Additionally, stockholders who intend to present a stockholder proposal at any annual meeting of stockholders must provide the Secretary of the Company with written notice of the proposal not less than 45 or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice of the proposed stockholder action must be received on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day of such notice or disclosure. Notice must be tendered in the proper form prescribed by the Company’s bylaws. Proposals not meeting the requirements set forth in our bylaws will not be entertained at the meeting.

Any person who wishes to be considered by the Nominating and Corporate Governance Committee for election to the Board at next year’s annual meeting must provide the Secretary of the Company with a completed and signed biographical questionnaire on or before the Proxy Deadline. Stockholders can obtain a copy of this questionnaire from the Secretary of the Company upon written request. The Nominating and Corporate Governance Committee is not required to consider director nominations received after this date, or without the required questionnaire.

ANNUAL REPORT

Our annual report to stockholders for the fiscal year ended June 30, 2008, including audited financial statements, accompanies this proxy statement. Copies of our Annual Report on Form 10-K for fiscal 2008 and the exhibits thereto are available from the Company without charge upon written request of a stockholder. Copies of these materials are also available online through the Securities and Exchange Commission at www.sec.gov. We may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company stockholders. This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we may deliver only one proxy statement and annual report to multiple stockholders who share an address, unless we receive contrary instructions prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please notify us at 2000 Powell Street, Suite 800, Emeryville, California 94608, Attn: Investor Relations. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage firm or bank.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

The SEC has approved a rule governing the delivery of annual disclosure documents. This rule allows the Company to send a single set of its Annual Report and this Proxy Statement to any household at which two or more stockholders of the Company reside, if it believes that the stockholders are members of the same family. Some banks, brokers and other intermediaries may be participating in this practice of “householding” proxy statements and annual reports. This rule benefits both the Company and its stockholders as it reduces the volume of duplicate information received at a stockholder’s house and helps reduce the Company’s expenses. Each stockholder, however, will continue to receive individual proxy cards or voting instruction forms.

Stockholders who have previously received a single set of disclosure documents may request their own copy this year or in future years by contacting their bank, broker or other nominee record holder. The Company will also deliver a separate copy of the Annual Report and the Proxy Statement to any stockholder upon written request to Neurobiological Technologies, Inc., 2000 Powell Street, Suite 800, Emeryville, California 94608, Attn: Investor Relations, or upon oral request by calling (510) 595-6000.

Similarly, stockholders who have previously received multiple copies of disclosure documents may write to the address or call the phone number listed above to request delivery of a single copy of these materials in the future.

Annex A

NEUROBIOLOGICAL TECHNOLOGIES, INC.
AUDIT COMMITTEE CHARTER
(Adopted by the Board of Directors on September 11, 2008)

I.	Purpose

The purpose of the Audit Committee (the “Committee”) of the board of directors (the “Board”) of Neurobiological Technologies, Inc. (the “Company”) is to:

•	oversee the accounting and financial reporting processes of the Company and audits of its financial statements and review the effectiveness of the Company’s internal control over financial reporting;

•	take, or recommend that the Board take, appropriate action to oversee the qualifications, independence and performance of the Company’s independent auditors; and

•	prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

II.	Composition

The Committee shall be composed of three or more directors, as determined by the Board, each of whom shall (1) be “independent” as defined in Rule 4200(a)(15) under the Marketplace Rules of the National Association of Securities Dealers, Inc.; (2) meet the criteria for independence set forth in Rule 10A-3(b)(1) promulgated under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules and regulations (the “Regulations”) of the SEC, subject to the exemptions provided in Rule 10A-3(c) under the Exchange Act; and (3) not have participated in the preparation of the financial statements of the Company or a current subsidiary of the Company at any time during the past three years.

Each member of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. At least one member of the Committee shall be an “audit committee financial expert,” as that term is defined in the Regulations, and shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The members of the Committee shall be appointed by the Board and may be replaced or removed by the Board with or without cause. Resignation or removal of a director from the Board, for whatever reason, shall automatically and without any further action constitute resignation or removal, as applicable, from the Committee. Any vacancy on the Committee, occurring for whatever reason, may be filled only by the Board. The Board shall designate one member of the Committee to be Chairman of the committee.

III.  Compensation

A member of the Committee may not, other than in his or her capacity as a member of the Committee, the Board or any other committee established by the Board, receive directly or indirectly from the Company any consulting, advisory or other compensatory fee from the Company.

IV.	Meetings

The Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. A majority of the members of the Committee shall constitute a quorum for purposes of holding a meeting and the Committee may act by a vote of a majority of the members present at such meeting.

The Committee shall meet at least once each year in separate executive sessions with management and the independent auditor to discuss matters that any of them or the Committee believes could significantly affect the financial statements and should be discussed privately.

The Committee shall have such direct and independent interaction with members of management, including the Company’s chief financial officer and chief accounting officer, as the Committee believes appropriate.

V.	Responsibilities and Authority

A.	Review of Charter

•	The Committee shall review and reassess the adequacy of this Charter annually and recommend to the Board any amendments or modifications to the Charter that the Committee deems appropriate.

B.	Matters Relating to Selection, Performance and Independence of Independent Auditor

•	The Committee shall be directly responsible for: the appointment, retention and termination, and for determining the compensation, of a “registered public accounting firm” (as that term is defined in Section 2(a) of the Sarbanes-Oxley Act of 2002) to serve as the Company’s independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; overseeing the work of the independent auditor (including the resolution of any disagreements between management and the independent auditor regarding financial reporting); evaluating the performance of the independent auditor and, if so determined by the Committee, replacing the independent auditor; it being acknowledged that the independent auditor is ultimately accountable to the Board and Committee, as representatives of the stockholders.

•	The Committee shall instruct the independent auditor that the independent auditor shall report directly to the Committee.

•	The Committee shall pre-approve all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to the Company by the independent auditor; provided, however, the pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Committee, who shall present all decisions to pre-approve an activity to the full Committee at a subsequent Committee meeting.

•	The Committee may review and approve the scope and staffing of the independent auditors’ annual audit plan(s).

•	The Committee shall ensure the receipt of, and evaluate the written disclosures and the letter that the independent auditor submits to the Committee regarding the auditor’s independence in accordance with the applicable rules of the PCAOB, discuss such reports with the auditor, oversee the independence of the independent auditor and, if so determined by the Committee in response to such reports, take appropriate action to address issues raised by such evaluation.

•	The Committee shall coordinate with the independent auditor to ensure the regular rotation of the audit partners (including, without limitation, the lead and concurring partners) as required under the Exchange Act and Regulation S-X.

C.	Audited Financial Statements and Annual Audit

•	The Committee shall meet with management and with the independent auditor, together and separately, to discuss the annual financial statements and the report of the independent auditor thereon, and to discuss significant issues encountered in the course of the audit work, including: restrictions on the scope of activities; access to required information; significant matters regarding internal controls over financial reporting, including any additional audit procedures performed in light of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting identified during the course of the annual audit, and the adequacy of disclosures about changes in internal control over financial reporting; the adequacy of the disclosure of off-balance sheet transactions, arrangements, obligations and relationships in reports filed with the SEC; and the appropriateness of the presentation of any non-GAAP financial measures (as defined in the Regulations) included in any report filed with the SEC or in any public disclosure or release.

•	The Committee shall instruct the independent auditor to report to the Committee on all critical accounting policies of the Company, all material alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative accounting treatments and disclosures and the accounting treatment preferred by the independent auditor, and other material written communication between the independent auditor and management, and discuss these matters with the independent auditor and management.

•	The Committee shall discuss with the independent auditors those matters brought to the attention of the Committee by the independent auditors pursuant to Statement on Auditing Standards No. 114, as it may be modified or supplemented.

•	The Committee shall review and discuss with management and the independent auditor management’s report on internal control over financial reporting, and, if applicable, the independent auditor’s review of the effectiveness of the Company’s internal control over financial reporting and its attestation report, prior to the filing of the Form 10-K.

•	If brought to the attention of the Committee, the Committee shall discuss with the CEO and CFO of the Company (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, within the time periods specified in the SEC’s rules and forms, and (2) any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

•	The Committee shall review the management letter delivered by the independent auditor in connection with the audit, if applicable.

•	The Committee shall, following such review and discussions, if so determined by the Committee, recommend to the Board that the annual financial statements be included in the Company’s annual report on Form 10-K.

•	The Committee shall prepare the Committee report required by Item 407(d) of Regulation S-K of the Exchange Act (or any successor provision) to be included in the Company’s annual proxy statement.

•	The Committee shall review significant changes to the Company’s accounting principles and practices proposed by the independent auditor or management.

•	The Committee shall the review the scope and results of internal audits, if any.

D.	Unaudited Quarterly Financial Statements

•	The Committee shall discuss with management and the independent auditor, prior to the filing of the Company’s Quarterly Reports on Form 10-Q, (1) the Company’s quarterly financial statements (provided, however, that this responsibility may be delegated to a member of the Committee who is a financial expert), (2) such issues as may be brought to the Committee’s attention by the independent auditor pursuant to Statement on Auditing Standards No. 100, and (3) any significant financial reporting or other issues that have been identified in connection with the interim review of such financial statements.

E.	Procedures for Addressing Complaints and Concerns

•	The Committee shall establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

F.	Regular Reports to the Board

•	The Committee shall regularly report to and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditors, management’s assessment of internal control over financial reporting, the performance of the internal audit function and any other matters that the Committee deems appropriate or is requested to review for the benefit of the Board.

•	The Committee shall provide minutes of Committee meetings to the Board, and report to the Board on any significant matters arising from the Committee’s work.

VI.	Additional Authority

The Committee is authorized, on behalf of the Board, to do any of the following as it deems necessary or appropriate:

A.	Engagement of Advisors

•	The Committee may engage independent counsel and such other advisors it deems necessary or advisable to carry out its responsibilities and powers, and, if such counsel or other advisors are engaged, shall determine the compensation or fees payable to such counsel or other advisors.

B.	Conflicts of Interest

•	The Committee shall conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Committee shall be required for all such transactions. The Committee may establish such policies and procedures as it deems appropriate to facilitate such review.

C.	General

•	The Committee may form and delegate authority to subcommittees consisting of one or more of its members as the Committee deems appropriate to carry out its responsibilities and exercise its powers.

•	The Committee may perform such other oversight functions outside of its stated purpose as may be requested by the Board from time to time.

•	In performing its oversight function, the Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management, the independent auditor and such experts, advisors and professionals as may be consulted with by the Committee.

•	The Committee is authorized to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Committee or meet with any members of or advisors to the Committee.

•	The Committee may conduct or authorize such inquiries into matters within the Committee’s scope of responsibility as the Committee deems appropriate.

•	The Committee may perform each of the responsibilities of the Committee described above.

•	The Committee may appoint a chair of the Committee, unless a chair is designated by the Board.

•	Cause the officers of the corporation to provide such funding as the Committee shall determine to be appropriate for payment of compensation to the Company’s independent auditor and any legal counsel or other advisers engaged by the Committee, and payment of ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

Notwithstanding the responsibilities and powers of the Committee set forth in this Charter, the Committee does not have the responsibility of planning or conducting audits of the Company’s financial statements or determining whether the Company’s financial statements are complete, accurate and in accordance with GAAP. Such responsibilities are the duty of management and, to the extent of the independent auditor’s audit responsibilities, the independent auditor. In addition, it is not the duty of the Committee to conduct investigations or to ensure compliance with laws and regulations.

NEUROBIOLOGICAL TECHNOLOGIES, INC.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Paul E. Freiman and Matthew M. Loar proxies, and hereby authorizes each of them to represent and vote as designated on the other side, all the shares of stock of Neurobiological Technologies, Inc. (the “Company”) standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on Thursday, November 13, 2008 or any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR the election of the nominees described in the accompanying proxy statement, FOR the other proposals described therein and in the discretion of the proxy holders on all other matters that may come before the meeting.
(Continued, and to be marked, dated and signed, on the other side)

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN
AND PROMPTLY RETURN THE ENCLOSED PROXY.

Please mark
your votes
as indicated ☑
ITEM 1 — ELECTION OF CLASS III DIRECTORS

Nominees:	¡ Abraham D. Cohen	FOR ALL NOMINEES	☐
	¡ Paul E. Freiman	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐
	¡ F. Van Kasper	FOR ALL EXCEPT	☐
(See instructions below)
Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold
ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR	☐
AGAINST	☐
ABSTAIN	☐
and to vote at the discretion of the proxy holders with respect to any other matter that may properly come before the meeting.

Signature(s) of stockholder	Date , 2008

Please sign exactly as your name or names appear on this Proxy. When share are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.